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                                     CERTIFICATE OF AMENDMENT
                                               OF
                                  CERTIFICATE OF INCORPORATION
                                               OF
                              GENERAL ELECTRIC CAPITAL SERVICES, INC.

               General Electric Capital Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

               FIRST: That at a special meeting of the Board of Directors of General Electric Capital Services, Inc. held on July 22, 1999 a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders pursuant to written consents signed by all stockholders of said corporation. The resolution setting forth said amendment and directing that said amendment be considered by the stockholders is as follows:



                    RESOLVED,  that the Board of Directors  of General  Electric
               Capital Services, Inc. (hereinafter referred to as the "corporation"), declares it advisable, and recommends to the stockholders of the corporation, that the Certificate of Incorporation of the corporation be amended by amending the first paragraph of "Article 4" of the Certificate of Incorporation to read in its entirety as follows:

                         "4. The aggregate amount of the capital stock which the
                    corporation is authorized to issue is $801,260,000 consisting of 81,260 shares, of which 1,260 shares, $1,000 par value, shall be Common Stock and 80,000 shares, $10,000 par value, shall be Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of subsection (b) (2) of Section 242 of the General Corporation Law of the State of Delaware."



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                    SECOND:  That  thereafter,  by written  consents  signed and delivered pursuant to Section 228 of the General Corporation Law of the State of Delaware, the holders of all of the outstanding stock of General Electric Capital Services, Inc., consented to and authorized said amendment.

                    THIRD:  That said  amendment  was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                    FOURTH:  The 101 shares,  par value  $10,000  per share,  of
               Common Stock, which were authorized and outstanding immediately prior to the date hereof, are hereby split at the rate of 10 for 1 into 1,010 shares, par value $1,000 per share, of Common Stock issued and outstanding.

               IN WITNESS WHEREOF, said General Electric Capital Services, Inc., has caused this certificate to be signed by James A. Parke, its Executive Vice President and Chief Financial Officer and attested by Nancy E. Barton, Senior Vice President, General Counsel and Secretary, this 22nd day of July, 1999.



                                        General Electric Capital Services, Inc.


                                        By:     /s/ James A. Parke
                                           -----------------------------
                                            Executive Vice President and
                                            Chief Financial Officer


ATTEST:

By:    /s/ Nancy E. Barton
   ------------------------------
   Senior Vice President, General
   Counsel and Secretary




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